Exhibit 99.4

August 28, 2025

Fermi LLC

600 S. Tyler St. Suite 1501

Amarillo, TX 79101

Consent to Reference in Proxy Statement/Prospectus

In connection with the filing by Fermi LLC, a Texas limited liability company (to be converted into Fermi Inc., a Texas corporation pursuant to a statutory conversion prior to the effectiveness of the Registration Statement on Form S-11), of the Registration Statement on Form S-11, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Fermi Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Cordel Robbin-Coker
Cordel Robbin-Coker